CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Cambridge Projects, Inc. for the year ended June 30, 2012 in a filing of that company on Form 10-K.

Jeffrey & Company

Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470
October 11, 2012